UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 12, 2010

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business Operations

Item 1.01 Entry Into a Material Definitive Agreement

Section 2 – Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets

On November 4, 2009 we entered into a binding letter of intent with GridSense Pty Ltd (“GridSense”) and the principal stockholders of GridSense to acquire all of the outstanding shares of GridSense that the Company did not already own. This letter of intent had expired but served as the basis for the parties to negotiate the Share Sale Agreement which the parties executed and closed on May 12, 2010 with an effective date as of April 28, 2010. Prior to the acquisition, we owned shares of GridSense representing approximately 30% of GridSense’s outstanding shares. GridSense provides remote monitoring and control systems to electric utilities and industrial facilities worldwide.

Under the terms of the Share Sale Agreement, we acquired the outstanding GridSense shares that were not owned by us (approximately 70%) in consideration for 206,995 shares of our common stock. Under the Share Sale Agreement these shares were valued at $5.91 per share which was the volume weighted average of our common stock for the 20 trading days preceding October 16, 2009.  In addition, we acquired $1,128,339 principal amount of promissory notes of GridSense at a price equal to the principal amount plus accrued interest ($1,763,555). Under the Share Sale Agreement, 50% of the purchase price of the notes was paid in cash ($881,778) and 50% was paid in shares of our common stock, valued at $5.91 per share, which resulted in the issuance of 149,201 shares of our common stock. In addition, we provided GridSense with approximately $594,000 at closing to be used to pay a shareholder loan.

Under the Share Sale Agreement, we have also agreed to pay an earn-out to the shareholders of GridSense as part of the consideration for their shares. To the extent that GridSense’s sales for the period April 1, 2010 through March 31, 2011 exceed $4,383,720, we would pay the GridSense shareholders an amount equal to 50% of that excess, up to $2,435,400, multiplied by 69.86% (representing their ownership interest in GridSense) for a maximum earn-out of $1,701,370. We have the option of paying any earn-out in cash and/or shares of our common stock. If we use shares as all or part of the payment, each share would be valued as the volume weighted average price of our common stock on the 20 trading days preceding the date of the issuance of the auditor’s report relating to the Company’s 2010 financial statements.

The shares of common stock which were issued in consideration for acquiring the debt, including any shares issued in payment of the earn-out, are subject to an escrow for possible indemnity claims and restrictive legend, with 50% of the shares released after six months and the balance one year after issuance. The shares of common stock which have been and may be issued in consideration for acquiring Gridsense’s shares would be subject to restrictive legends. The escrow arrangement and the restrictive legends provide that 50% of the shares will be available for trading after six months and the balance available for trading one year after issuance.

When we signed the letter of intent, we loaned GridSense $550,000 which accrues interest at 8% per annum and is due in October 2011. On March 4, 2010 we loaned GridSense an additional $200,000 at 8% interest per annum that is due in March, 2012.

Pursuant to the terms of the Share Sale Agreement, the Company has agreed to provide GridSense with up to an additional $1,800,000 in working capital which may be in the form of debt or equity.

Section 7 – Regulation FD
Item 7.01 Regulation FD Disclosure.

On May 12, 2010, we issued a press release announcing the completion of the acquisition of GridSense.  The press release is filed as Exhibit 99.1 hereto.

Section 9 – Financial Statements and Exhibits
Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Form 8-K within 71 calendar days of the date on which this Report is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment to this Form 8-K within 71 calendar days of the date on which this report is required to be filed.

(d)    Exhibits

99.1        Press Release dated May 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 13th day of May, 2009.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name:	Joe B. Cogdell, Jr.
Title:	Vice President, General
Counsel and Secretary